Exhibit 99.1

Letter to shareholders

Since 2006, we at T3 Motion have embarked on a journey to build a strong company and product brand that provides clean energy, professional and personal mobility vehicles. Over the past 5 years, the following framework was built:

•	Approximately 3,000 T3 vehicles deployed to over 700 customers in 30 countries.

•	Over 500 T3s in current back log

•	T3 deployed in 175 police departments

•	T3 deployed in over 50 airports worldwide

•	Over 8,000 lithium battery packs deployed

•	Over 20million miles logged on the T3

•	Over 120,000 tons of carbon emissions eliminated by the T3.

•	Two patents granted—four patents currently pending

•	Listing on the NYSE Amex under the symbol TTTM

We will continue to expand our brand value and presence in the safety and security markets, as well as our recent entry into the consumer markets, with the following products and prototypes:

•	T3 Power Sport consumer product

•	T3 automatic license plate recognition system

•	NLRV, non-lethal response vehicle

•	Motiontrak black box camera system

•	R3 Series consumer vehicle

As we look to the future, myself, our Board of Directors and our Management Team will continue with our primary objective to maximize shareholder value by capitalizing on our technological framework and successes to drive results. With this goal in mind, I realize that my strengths lie in technology and product design. In order for the company to move to the next level, we have hired a search firm to bring in a seasoned professional who can assume the role of CEO. Once my successor is named, I will take on the role of Chief Technology Officer. I will remain Chairman of the Company’s Board of Directors.

I am very excited for the future of T3 Motion and look forward to continuing to be an integral part of the Company’s success.

Sincerely,

Ki Nam